EXHIBIT 10.1

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (“Agreement”), dated as of August 11, 2015 (“Effective Date”), is made and entered into by and between Amnio Technology, LLC, a Delaware limited liability company (“Company”), and BD Source and Distribution Corp., a Florida corporation (“Distributor”). Company and Distributor are from time to time hereafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Company is engaged in the business of human tissue procurement, processing, and distribution to customers and to third party distributors; and

WHEREAS, Company desires to engage Distributor in connection with the marketing, sales, and distribution of Products (as defined below), and Distributor desires to market, sell, and distribute Products, on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

APPOINTMENT AND TERMS OF SERVICE

Section 1.1. “Action” shall have the meaning ascribed thereto in Section 9.6(c).

Section 1.2. “Amnion-derived Product” shall mean any product derived, in whole or in part (whether membrane, fluid, tissue, or cells), from human amnion, chorionic, placental membrane, umbilical cord, or other afterbirth or human fetal material.

Section 1.3. “Affected Party” shall have the meaning ascribed thereto in Section 10.1.

Section 1.4. “Affiliate” shall mean with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract, or otherwise. Ownership of more than 50% of the beneficial interests of an entity shall be conclusive evidence that control exists. For purposes of this definition, “Affiliate” shall include (i) with respect to a Party, any Party Affiliate, and (ii) with respect to any natural Person, the spouse, parents, siblings, and children of such Person.

Section 1.5. “Agreement” shall mean this Distribution Agreement, including any exhibits attached hereto, as such exhibits may be amended from time to time.

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Section 1.6. “Bankruptcy Event” shall mean, with respect to any Party, the happening of any of the following: (i) the making of a general assignment for the benefit of creditors; (ii) the filing of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing an inability to pay debts as they become due; (iii) the entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating a Party to be bankrupt or insolvent; (iv) the filing of a voluntary petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (v) the filing of an answer or other pleading admitting the material allegations of, or consenting to, or defaulting in answering, an involuntary bankruptcy petition filed against a Party in any bankruptcy proceeding; (vi) the filing of a voluntary application or other pleading or any action otherwise seeking, consenting to, or acquiescing in the appointment of a liquidating trustee, receiver, or other liquidator of all or any substantial part of a Party’s properties; (vii) the commencement against a Party of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation which has not been quashed or dismissed within 180 days; or (viii) the appointment without consent of a Party or acquiescence in the appointment of a liquidating trustee, receiver, or other liquidator of all or any substantial part of a Party’s properties without such appointment being vacated or stayed within 90 days and, if stayed, without such appointment being vacated within 90 days after the expiration of any such stay.

Section 1.7. “Business Day” shall mean a day other than a Saturday, Sunday, or a legal holiday as recognized in the state of Arizona.

Section 1.8.  “Confidential Information” shall mean all proprietary and confidential information of a Party, including, without limitation, trade secrets, technical information, business information, sales information, customer and potential customer lists and identities, product sales plans, sublicense agreements, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes , and other trade secrets and proprietary ideas, whether or not protectable under patent, trademark, copyright, or other areas of law, that the other Party has access to or receives, but does not include information that (i) the recipient can establish was already known to the recipient at the time it was disclosed in connection with this Agreement; (ii) information that is developed independently by the recipient or received from a Third Party lawfully in possession of the information and having no duty to keep the information confidential; (iii) information that becomes publicly known other than by a breach of this Agreement; or (iv) information disclosed in accordance with a valid court order or other valid legal process. For the avoidance of doubt, information concerning any Product and know-how associated therewith, including, but not limited to, composition of any Product, methods of handling and storing of any Product, and methods of delivering any Product to subdistributors, customers, and patients shall be considered the Confidential Information of Company.

Section 1.9. “FDA” shall mean the United States Food and Drug Administration, or any successor agency.

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Section 1.10. “Force Majeure Event” shall mean any event beyond the reasonable control of the Party affected by such circumstance, including, but not limited to, an act of God, delay or loss in transportation, fire, flood, earthquake, storm, war, terrorism, riot, revolt, act of public enemy, embargo, explosion, civil commotion, strike, labor dispute, loss or shortage of power, impossibility of obtaining or shortage in supply of raw materials or finished Product, or any adverse determination with respect to any law, rule, regulation, or order, or any other action by any Third Party, public authority, or regulatory body that prohibits or materially impairs either Party from performing its obligations under this Agreement.

Section 1.11. “Governmental Authority” shall mean any applicable domestic federal, state, municipal, local, territorial, or other governmental department, regulatory authority, or judicial or administrative body, including, but not limited to, the FDA.

Section 1.12. “Initial Term” shall have the meaning ascribed thereto in Section 5.1.

Section 1.13. “Intellectual Property” shall mean any and all trade secrets, patents, copyrights, trademarks, service marks, tradenames, domain names, trade dress, URLs, brand features, know-how, and similar rights of any type under any applicable Governmental Authority, including, without limitation, all applications and registrations relating to any of the foregoing.

Section 1.14. “Law” or “Laws” shall mean all present and future laws, as amended from time to time, including, without limitation, any rules, orders, ordinances, regulations, statutes, requirements, codes, executive orders, binding restrictions, rules of common law, and any judicial interpretations thereof, extraordinary as well as ordinary, of all Governmental Authorities, and all rules, regulations, and government orders with respect thereto.

Section 1.15. “Marks” shall mean names, trade names, logos, trademarks, service marks, labels, or other marks, whether registered or unregistered.

Section 1.16. “Private Labels” shall mean Company accounts with private labels.

Section 1.17. “Product” or “Products” shall mean the products described on Exhibit B attached hereto, as amended, modified, or supplemented from time to time by Company.

Section 1.18. “Recall” shall have the meaning ascribed thereto in Section 8.5.

Section 1.19. “Renewal Term” shall have the meaning ascribed thereto in Section 5.1.

Section 1.20. “Representatives” shall have the meaning ascribed thereto in Section 7.1.

Section 1.21.  “Term” shall have the meaning ascribed thereto in Section 5.1.

Section 1.22. “Territory” shall mean the facilities set forth on Exhibit C attached hereto.

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Section 1.23. “Third Party” shall mean any Person other than a Party or an Affiliate of a Party.

Section 1.24. “Transfer Prices” shall have the meaning ascribed thereto in Section 4.1.

Section 1.25.  “Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

ARTICLE 2

DISTRIBUTION

Section 2.1. Appointment of Distributor. Company hereby appoints Distributor, and Distributor accepts such appointment, as the Distributor of the Products in the Territory, with the right to promote, market, distribute, and sell the Products in the Territory on the terms and conditions set forth herein. The rights granted to Distributor in this Section 2.1 are exclusive as they relate to the Products in the Territory, subject to Distributor’s satisfaction of the Exclusivity Threshold (“Exclusivity”). Exclusivity shall not prohibit (i) Private Labels from promoting, marketing, distributing and selling Products under their private labels within the Territory or (ii) the Company from promoting, marketing, distributing and selling Amnion-derived Products under its house brand “PalinGen” outside the Territory.

Section 2.2. Reservation of Rights. Except as expressly provided in this Agreement, no right, title, or interest is granted, whether express or implied, by Company to Distributor with respect to any other products or any Intellectual Property of Company. The license conferred herein does not convey any right to manufacture, modify, duplicate, reproduce, or improve any of the Products for use within or outside the Territory.

Section 2.3. Sales Responsibilities. Distributor shall be responsible for Product sales to customers in the Territory. Pursuant to its appointment as a distributor of Products, Distributor agrees to use its best efforts to:

(a) Develop the market for, and promote the sale of, the Products in the Territory and diligently engage in the marketing, distribution, and sale thereof;

(b) Maintain a marketing, sales, and distribution presence in the Territory properly trained to support the distribution of the Products in accordance with the terms of this Agreement and providing appropriate education and training to physicians and other medical professionals desiring to use the Products;

(c) Issue to Company on or before the first day of each month a rolling six (6) month non-binding forecast with non-binding anticipated delivery dates in a form to be jointly developed by the Parties.

Section 2.4. Purchasing. During the Term, in order to maintain Exclusivity, Distributor shall purchase Products from Company in an amount not less than the Exclusivity Threshold set forth on Exhibit A attached hereto and incorporated herein by this reference. Company, at its sole option, may terminate Distributor’s Exclusivity upon Distributor’s failure to meet the Exclusivity Threshold set forth in Exhibit A.

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Section 2.5. Subdistributors. Subject to the terms and conditions of this Agreement, Distributor may enter into one or more agreements with subdistributors to assist it in fulfilling its obligations hereunder, provided, however, that in order for Company to properly identify and train representatives of Distributor or any approved subdistributors or sub-subdistributors, any such subdistributor must be approved in advance by Company, which approval shall be in Company’s sole and absolute discretion. Any such subdistributor shall be permitted to engage for itself subdistributors to act as sub-subdistributors to Company. Notwithstanding the foregoing, (i) a sub-subdistributor must be approved in advance by Company in Company’s sole and absolute discretion and (ii) a sub-subdistributor may not engage any distributors of its own to market, sell, or promote the Product. In connection with Distributor’s engagement of a subdistributor or the engagement by any subdistributor of a sub-subdistributor (following Company approval of such subdistributor or sub-subdistributor), Distributor represents, warrants, covenants, and agrees that (i) it shall be responsible to ensure that all activities of such subdistributor or sub-subdistributor shall be in compliance with all terms and conditions of this Agreement, including, without limitation, any regulatory requirements set forth in Article 8 hereof; (ii) no acts, agreements, proposals, or commitments of Distributor or between (A) Distributor and any such subdistributor or (B) any subdistributor and any sub-subdistributor shall inappropriately or unlawfully interfere with any contractual or other business relationship between any such subdistributor (or sub-subdistributor) or other Third Party; and (iii) neither Distributor nor any of its subdistributors, sub-subdistributors or Affiliates shall use, share, disseminate, or disclose any confidential information or trade secrets of any other party in violation of any contractual or other obligation to maintain the confidentiality thereof.

Section 2.6. Physician Registry and Clinical Use Database. Subject to any restrictions or limitations contained in the Health Insurance Portability and Accountability Act of 1996, as amended, or any other applicable Laws, Distributor agrees to provide to Company the information necessary for the development of a physician registry and clinical use database for use in maintaining relevant clinical information with respect to the safety and efficacy of the Products. The database will not contain any patient identifying information, but will include general patient information such as age, gender, clinical indication for which the Product is being used, quantity and method of clinical application, clinical findings from post-operative or post-treatment exams, digital copies of any relevant post-operative or post-treatment clinical images, and such other relevant clinical data that would be helpful in evaluating the safety and efficacy of the Product in any clinical application. The Parties acknowledge and agree that the information contained in the physician registry and clinical use database shall be owned by Company and shall constitute Confidential Information of Company as such term is defined herein. Companyshall use such Confidential Information to assist in developing marketing collateral in connection with its marketing and sale of the Products.

Section 2.7. Market Launch. In connection with the introduction of the Products into new markets, Distributor shall collaborate with Company with respect to its market launch activities with physicians and shall allow Company to offer input regarding these activities. Notwithstanding the foregoing, Distributor shall submit or arrange to be submitted to Company, for its written approval prior to release, any advertising, public relations material, technical descriptions, or Product claims, whether oral, written, or electronic, prepared by or for Distributor or any customers which discuss, mention, or make reference to the Product or use or bear a Company Mark. If Company provides Distributor with any update, enhancement, or modification to a Company Mark, Distributor shall use commercially reasonable efforts to incorporate the updated, enhanced, or modified Company Mark in all subsequent materials that are produced by or for Distributor.

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Section 2.8. Promotion and Marketing. All marketing efforts including, without limitation, any internet marketing or reference to the Products on Distributor's website, shall be conducted in compliance with all Laws governing the promotion, marketing, use, sale, and distribution of the Products. Company shall provide to Distributor electronic copies of approved marketing literature and promotional material for the Products, and Distributor shall, at its expense, reproduce and disseminate such material in connection with its promotion and sales activities hereunder. Unless approved in advance by Company, Distributor shall not promote or market the Products for any use outside the Territory. Distributor shall not make any false or misleading representation to customers or others regarding any Product or make any claims, statements, or representations that are inconsistent with or broader than the written representations made by Company to Distributor with respect to each Product. Upon notice from Company of objections regarding marketing literature and promotional materials, Distributor shall discontinue the use of such literature or material until the Parties mutually agree that they are acceptable in form and substance.

Section 2.9. Restrictive Covenants.

(a) Prohibition with Respect to Competing Products. Distributor agrees to use its best efforts in the promotion, marketing, distribution, and sale of the Products in the Territory and further agrees that any effort to promote, market, distribute, or sell any Amnion-derived Products that have not been provided by Company would create a conflict of interest with respect to Distributor's obligations under this Agreement. Accordingly, Distributor represents and warrants to Company that it is not engaged in the promotion, marketing, distribution, or sale of any Amnion-derived Product, other than those supplied by Company, and that it shall not, during the Term of this Agreement and for a 12-month period following termination of this Agreement (the “Restricted Period”) for any reason, engage in any such activity without Company's prior written consent, which consent may be withheld in Company’s sole and absolute discretion. In the event that Company terminates this Agreement without cause, the foregoing restrictive covenant during the twelve-month period following termination shall not apply.

(b) Prohibition with Respect to Solicitation. Distributor hereby agrees and acknowledges that, without the prior written consent of Company, Distributor shall not, during the Term of this Agreement and the Restricted Period following termination of this Agreement for any reason, (i) call on or solicit the employment of any employee of Company, or encourage such employee to terminate his or her employment relationship with Company; or (ii) call on or solicit any of the actual or prospective customers or clients of Company with whom Distributor alone, or in combination with others, has worked or solicited as a distributor or subdistributor of Company for the purpose of soliciting or selling such customer any products identical, similar, or related to the Products that Distributor distributed on behalf of Company.

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Section 2.10. Territories; Notice of Channel Conflict. In the event Distributor learns that an unauthorized party is promoting, marketing, distributing, or selling, or attempts to promote, market, distribute, or sell the Products in the Territory in violation of this Agreement or applicable Law, Distributor promptly shall provide written notice to Company pursuant to Section 10.9, such that Company may take prompt, commercially reasonable, and appropriate action to enforce Company and Distributor’s rights under this Agreement. In order for Company to enforce Distributor’s rights in the Territories listed on Exhibit C, Distributor agrees to provide written notice to Company prior to, or, to the extent advance written notice is not possible, as soon as practicable after, Distributor enters into a definitive agreement with a new customer, such that Company can verify that no channel conflicts exists with respect to such new customer and any other distributors of Company. Any customer information provided by Distributor to Company shall remain the Confidential Information of Distributor. Distributor’s registration of Territories on Exhibit C shall qualify Distributor and its representatives for training programs offered by the Company.

ARTICLE 3

SUPPLY OF PRODUCTS

Section 3.1. Supply of Products. Distributor shall purchase the Products exclusively from Company for distribution in the Territory during the Term. Company agrees to use commercially reasonable efforts to maintain sufficient inventory to fill Distributor’s orders in the ordinary course of business pursuant to the terms of this Agreement. In the event of a shortage of Products in Company’s inventory, Company agrees to allocate its available inventory of such Product to Distributor in proportion to Distributor’s percentage of all orders for such Product received from Company’s customers during the immediately preceding ninety (90) day period.

Section 3.2. Distribution Under Company Trademarks; Private Labeling. Distributor agrees that it shall promote, market, and distribute the Products only under Company’s Marks and shall have no right to otherwise alter the Marks or private label unless agreed to in writing by the Parties. In accordance therewith:

(a) The Parties agree that the net Transfer Prices (as defined below) set forth on Exhibit B attached hereto include the cost of standard containers, boxes, and packaging material used by Company in the ordinary course of its business; and

(b) The Parties agree that any Marks utilized by Company hereunder, whether existing as of the date hereof or made, developed, or conceived hereinafter, including, but not limited to, any Marks with respect to any Private Label, are owned solely by Company. Any goodwill derived from the use of any Marks hereunder shall inure to the benefit of the Company.

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(c) Distributor shall not knowingly take any action, which would, or knowingly fail to take any action where such failure would, directly or indirectly, have a known adverse effect upon the trademarks or goodwill of Company or Company’s Affiliates. Except as set forth herein, Distributor will not use any Marks of Company, nor use any word, mark, symbol, or name which may lead to confusion in the marketplace with goods marketed by Company under its distinct words, marks, symbols, trademarks, and trade names.

Section 3.3. Shipping Terms. Sales shall be F.O.B. point of shipment at Company's manufacturing or distribution facility. Distributor shall pay freight charges from the point of shipment to the point of delivery and shall provide Company with a FedEx or UPS account number to facilitate the direct billing of all such charges to Distributor. Title and risk of loss shall pass to Distributor upon shipment to the destination designated by Distributor.

Section 3.4. Inspection of Shipment; Notice of Claims.

(a) Inspection. Upon receipt of each shipment of the Product, Distributor shall promptly inspect such shipment to determine whether the full shipment was received and to confirm that the Product was shipped in validated containers, that all observable seals were intact, and that the shipment otherwise meets the shipping and packaging requirements related to the transportation and distribution of human tissue, including, with respect to cryogenic Product, that it was received within an acceptable temperature range. In the event that Distributor requests that Company warehouse the Product, Distributor shall have the right to inspect each such delivery warehoused at Company's designated storage facility for a period of ten (10) days after such warehousing of Product begins.

(b) Notice of Claims. Distributor shall inform Company in writing of any claim by Distributor relating to a shipment that contains a shortage of the Product, incurred damage during shipment, or that fails to conform to the shipping or delivery specifications for the Products within five (5) Business Days after Distributor learns, or should reasonably have learned, of such claim. If Distributor does not provide such notice to Company, Distributor shall be deemed to have accepted the shipment of the Product as complete and conforming to the shipping and delivery specifications. Upon receipt of any such notice, Company, at its sole discretion, may either (i) replace the shortfall or nonconforming Product or (ii) credit Distributor for the shortfall or non-conforming Product. The foregoing shall be Distributor's sole remedy in the event of a shortfall or non-conformance claim. Notwithstanding the foregoing, Company shall have no liability in the event that the replacement of any Product shall have been necessitated by the fault or negligence of Distributor.

ARTICLE 4

COMMERCIAL TERMS

Section 4.1. Pricing. Transfer Prices for the Products are as set forth on Exhibit B attached hereto (the “Transfer Prices”). Transfer Prices may be changed by Company from time to time in its sole discretion to reflect changed market conditions, including an increase or decrease in its Product costs. Any change in the Transfer Prices shall not impact the price set forth in a firm purchase order accepted by Company prior to the effective date of the price change. Company shall provide Distributor with written notice of any change to the Transfer Prices not less than thirty (30) days prior to the effective date of such change. At the end of each quarter, Company shall determine Distributor’s purchase volumes for the quarter then ended and, for the next quarter, the applicable Transfer Prices on Exhibit B shall control.

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Section 4.2. Payment Terms. Payment for orders received from Distributor shall be due net thirty (30) days following shipment of the Product. All payments due shall be without set-off or counterclaim unless mutually agreed to in writing by the Parties. Purchase orders received from Distributor are final and binding upon acceptance by Company. Distributor acknowledges that the tissue preparation cycle for the Products may be as long as forty-five (45) days after recovery of the tissue from a qualified donor and, accordingly, Distributor will provide appropriate lead time for the delivery of Product hereunder.

Section 4.3. Exclusive Terms and Conditions. The Parties agree that all purchase orders issued by Distributor and any order acceptance or acknowledgements issued by Company shall be subject to the terms and conditions of this Agreement exclusively. Neither the standard terms and conditions of Distributor's purchase orders nor the standard terms and conditions of Company acceptance or acknowledgements shall have effect.

Section 4.4. Late Payment Charges. If Distributor fails to make timely payment of any amounts due hereunder, then in addition to any other right that Company may have, Distributor shall pay to Company a late payment charge at the lower of 1.5% per month or the highest rate permitted by law, compounded daily and calculated on the basis of the number of days actually elapsed in a 365 day year, beginning on the due date and ending on the day prior to the day on which payment is made in full. Interest accruing under this Section shall be due on demand. The accrual or receipt by either Party of interest under this Section shall not constitute a waiver by that Party of any right it may otherwise have to declare a breach of or a default under this Agreement.

Section 4.5. Taxes. All payments required under this Agreement are exclusive of any applicable federal, state, and local taxes. Distributor acknowledges that the transfer prices set forth herein reflect wholesale prices from Company and that Distributor shall be responsible for collecting and remitting to the appropriate federal, state, or local authorities any sales, use, or other taxes, if any, imposed in connection with the distribution of Products under this Agreement.

ARTICLE 5

TERM AND TERMINATION

Section 5.1. Term. This Agreement shall begin on the Effective Date and shall continue until the first annual anniversary of the Effective Date unless earlier terminated in accordance with this Article 5 (the “Initial Term”). This Agreement will automatically renew after the Initial Term for additional one (1) year periods (each a “Renewal Term,” and collectively with the Initial Term, the “Term”), unless either Party elects not to renew this Agreement pursuant to written notice provided to the other Party not less than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.

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Section 5.2. Termination for Cause by Either Party. Either Party may terminate this Agreement for cause immediately upon written notice to the other Party in the event:

(a) The other Party becomes the subject of a Bankruptcy Event;

(b) A material breach or default by the other Party of any provision of this Agreement occurs, and such Party fails to remedy such breach or default within thirty (30) days after receipt of notice thereof;

(c) Any governmental entity or regulatory body determines that a Product requires premarket approval by the FDA prior to engaging in the marketing or sale thereof;

(d) Either Party becomes aware that one or more of the Products infringes upon an issued United States patent. Any such notice of termination under this subpart (d) shall include identification of both the infringed patent and the allegedly infringing Product; or

(e) Either Party elects to terminate pursuant to Section 8.1 hereof.

Section 5.3. Termination for Cause by Company. Company may terminate this Agreement for cause immediately upon written notice to Distributor in the event Distributor:

(a) Creates, promotes, circulates, uses, or endorses advertisements or promotions that (i) are misleading or not factual; (ii) are not in compliance with all federal, state, and local laws; or (iii) infringe upon the intellectual property rights of others;

(b) Violates any Laws or other such federal, state, local, municipal, foreign, international, multinational, industry trade association, or other constitution, law, rule, ordinance, principle of common law, code, regulation, statute, or treaty;

(c) Commits any act or fails to take an act that harms the goodwill or public image of Company, and Distributor fails to remedy such act or omission within fifteen calendar (15) days after receipt of notice thereof; or

(d) Fails to order Product within the first three months of the Effective Date.

Section 5.4. Mutual Termination. This Agreement may be terminated by mutual written consent of the Parties.

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Section 5.5. Effect of Termination.

(a) General. Upon termination of this Agreement, this Agreement shall thereafter have no effect, except that (i) the provisions of Articles 5 (Term and Termination), 6 (Dispute Resolution), 7 (Confidentiality), 8 (Regulatory Compliance), and 9 (Representations of Parties), and Section 10.1 (Force Majeure) shall apply; (ii) payment obligations that have accrued and have been invoiced prior to the date of termination shall remain due and payable in accordance with the terms of this Agreement; (iii) payment obligations that have accrued but have not been invoiced as of the date of termination shall be invoiced and paid in full within thirty (30) days of receipt of such invoice; (iv) except as set forth in Section 5.5(b), all rights and licenses granted by Company to Distributor shall immediately cease; (v) all rights and licenses granted by Distributor to Company shall immediately cease; and (vi) except as otherwise set forth herein, neither Party shall be relieved from liability for any breach of any representation, warranty, or agreement hereunder occurring prior to such termination. In the avoidance of doubt, it is understood and agreed that the termination or expiration of this Agreement shall not relieve either Party of any obligations under this Agreement that by their terms continue after the date of termination or expiration.

(b) Disposal of Product. Upon termination of this Agreement, Distributor shall have one (l) year to dispose of any Product remaining in its inventory at such time, provided, that Distributor may only dispose of such Product at commercially reasonable prices. Any Product remaining in Distributor's inventory after the one year post-termination period shall be destroyed at Distributor's expense and Distributor shall certify to such destruction. Any Product to be destroyed, and all wastes resulting therefrom, shall be destroyed in accordance with Laws.

ARTICLE 6

DISPUTE RESOLUTION

Section 6.1. Negotiation and Escalation; Mediation. If any controversy or claim arises relating to this Agreement, the Parties will first attempt in good faith to negotiate a solution to their differences. If the representatives of the Parties primarily involved in the controversy or claim cannot resolve the dispute, then such controversy or claim shall be escalated to the presidents of Company and Distributor. If negotiation does not result in a resolution within thirty (30) days of when one Party first notifies the other of the controversy or claim, either Party may elect to pursue mediation under Section 6.2.

Section 6.2. Mediation. The Parties agree that prior to initiating any arbitration pursuant to Section 6.3, the Parties agree, understand, and acknowledge that (i) the Parties must first participate in mediation in accordance with the mediation procedures of United States Arbitration & Mediation; (ii) the Party desiring to initiate such action or proceeding must put the other Party on written notice of the dispute and the nature of such dispute; (iii) the Parties agree to share equally in the costs of the mediation; and (iv) the mediation shall be administered by a disinterested mediator mutually agreed to by the Parties. If mediation does not result in a resolution, either Party may elect to pursue arbitration under Section 6.3.

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Section 6.3. Arbitration. Any controversy or claim between the Parties arising out of or relating to this Agreement or a breach thereof which cannot be resolved by negotiation pursuant to Section 6.1 and mediation pursuant to Section 6.2 shall be resolved by binding arbitration administered by the American Arbitration Association (the “AAA”) under this Section 6.3 and the AAA’s then-current Commercial Arbitration Rules. If any part of this Section 6.3 is held to be unenforceable, it will be severed and will not affect either the duty to arbitrate or any other part of this Section 6.3. The arbitration will be held in Phoenix, Arizona before a sole disinterested arbitrator who is a former federal or state court judge experienced in handling commercial disputes. The arbitrator shall be appointed jointly by the Parties hereto within thirty (30) days following the date on which the arbitration is instituted. If the Parties are unable to agree upon the arbitrator within such thirty (30) day period, the arbitrator shall be appointed in accordance with the AAA’s rules for the appointment of an arbitrator from the AAA panel. The arbitrator's award will be final and binding and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator will not have the power to award punitive or exemplary damages, or any damages excluded by, or in excess of, any damage limitations expressed in this Agreement; provided, however, the Arbitrator will have the power to apportion the costs associated with the arbitration. Issues of arbitrability will be determined in accordance solely with the federal substantive and procedural laws relating to arbitration; in all other respects, the arbitrator will be obligated to apply and follow the substantive law of the State of Arizona.

Section 6.4. Equitable Relief. Notwithstanding the provisions of Section 6.1 through Section 6.3 above, either of the Parties may seek from a court of competent jurisdiction any interim or provisional equitable relief necessary to protect the rights or property of such Party without the necessity of proving actual damages or posting of bond or any other security.

ARTICLE 7

CONFIDENTIALITY

Section 7.1. Confidentiality. Each Party shall hold and shall cause its directors, managers, members, officers, employees, agents, consultants, and advisors (“Representatives”) to hold in strict confidence all Confidential Information concerning the other Party unless (i) such Party is compelled to disclose such Confidential Information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law; or (ii) such Confidential Information can be shown to have been (A) in the public domain through no fault of such Party or (B) lawfully acquired on a non-confidential basis from other sources. Notwithstanding the foregoing, such Party may disclose such Confidential Information to its Representatives so long as such persons are informed by such Party of the confidential nature of such Confidential Information and are directed by such Party to treat such Confidential Information confidentially. If such Party or any of its Representatives becomes legally compelled to disclose any Confidential Information subject to this Section, such Party will promptly notify the other Party (or Parties) so that the other Party (or Parties) may seek a protective order or other remedy or waive such Party’s (or Parties’) compliance with this Section. If no such protective order or other remedy is obtained or waiver granted, such Party will furnish only that portion of the Confidential Information that it is advised by counsel is legally required and will exercise its reasonable efforts to obtain adequate assurance that confidential treatment will be accorded such Confidential Information. Such Party agrees to be responsible for any breach of this Section 7.1 by it and its Representatives.

Section 7.2. Exclusions. Nothing contained herein shall prevent a Party from disclosing Confidential Information pursuant to any Law, provided, that such Party complies with the notice provisions of Section 7.1 to the extent permissible under Law. Such disclosure shall not alter the status of such information hereunder for all other purposes as Confidential Information.

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Section 7.3. Termination. Upon termination or expiration of this Agreement, all Confidential Information shall be returned to the disclosing party or destroyed unless otherwise specified or permitted elsewhere under this Agreement. The obligation of the Parties with respect to Confidential Information shall continue in effect as to any Confidential Information for the longer of two (2) years following the termination or expiration of this Agreement or as long as such information is not generally known to the public.

Section 7.4. Injunction. Each Party acknowledges and agrees that the provisions of this Article 7 are reasonable and necessary to protect the other Party's interests in its Confidential Information, that any breach of the provisions of this Article 7 may result in irreparable harm to such other Party and that the remedy at law for such breach may be inadequate. Accordingly, in the event of any breach or threatened breach of the provisions of this Article 7 by a Party hereto, the other Party, in addition to any other relief available to it at law, in equity, or otherwise, shall be entitled to seek temporary and permanent injunctive relief restraining the breaching Party from engaging in or continuing any conduct that would constitute a breach of this Article 7, without the necessity of proving actual damages or posting a bond or other security.

Section 7.5. Publicity. Except as may be required by Laws (including those arising under any securities laws), neither Party will originate any publicity, news release, or other public announcement, written or oral, whether to the public press or otherwise, concerning the relationship between the Parties or the transactions described in this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. In the event disclosure is required by Law, then the Party required to so disclose such information shall, to the extent possible, provide to the other Party for its approval (such approval not to be unreasonably withheld) a written copy of such public announcement at least five (5) Business Days prior to disclosure. Notwithstanding the foregoing, either Party shall have the right to make a press release with respect to its entering into this Agreement, provided, that such Party provides to the other Party a copy of the proposed press release no less than five (5) Business Days prior to its proposed release and that the contents of such press release shall be subject to the other Party's consent, which consent shall not be unreasonably delayed or withheld.

ARTICLE 8

REGULATORY COMPLIANCE

Section 8.1. Regulation Under 21 C.F.R. Part 1271. The Products have been developed to be regulated under 21 C.F.R. Part 1271 as human cellular and tissue based products. To the extent required by applicable Law, each Party shall obtain at its expense appropriate registration as a tissue bank or distributor of human cellular and tissue based products and follow all regulations pertaining to 21 C.F.R. Part 1271. In the event of changes in Laws, the Parties shall cooperate to determine what actions, if any, are required to meet any new Laws and shall negotiate in good faith changes to this Agreement. In the event that the Parties fail to agree upon the terms of an amendment to this Agreement within a commercially reasonable time to comply with changes in Laws, either Party shall have the right to terminate this Agreement.

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Section 8.2. Quality System. To the extent required by applicable Law, Distributor shall establish and maintain a quality system intended to prevent the introduction, transmission, or spread of communicable diseases through the storage, shipment, handling, and distribution of Human Cell and Tissue Products (HCT/Ps) in accordance with the requirements of 21 C.F.R. Part 1271 and generally accepted industry standards related to Good Tissue Practices as promulgated by the FDA and the American Association of Tissue Banks. Company shall have the right to periodically review and inspect Distributor's quality systems upon reasonable notice to Distributor.

Section 8.3. Tracking. To the extent required by applicable Law, Distributor shall be responsible for tracking Products and maintaining a database in compliance with all FDA regulations regarding tracking of the Products, including, but not limited to, the responsibility of maintaining a file of allograft tracking records. Copies of all allograft tracking records are to be forwarded monthly to Company.

Section 8.4. Complaints. Company and Distributor shall each provide the other with written notification of any complaint or adverse claim related to any Product within five (5) working days of such Party's receipt of such complaint or claim. Each Party agrees to provide reasonable assistance and cooperation to the other Party in the investigation and resolution of any such complaint or claim. Company shall have final authority for all communications with subdistributors and end-users.

Section 8.5. Recall. In the event Company believes that it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any Product (a “Recall”), Company, as manufacturer of the Products, shall have sole authority with respect to such Recall and the Parties shall work together to safely and effectively conduct such Recall as quickly and efficiently as possible. In the event that such recall results from the negligence or willful misconduct of Distributor, Distributor shall be responsible for the expenses of the Recall.

Section 8.6. Facility Inspections. In connection with the commencement of this Agreement, Company shall have the right to audit Distributor's quality and regulatory compliance systems to confirm Distributor's ability to discharge its duties under this Article 8. As required by Law, each Party shall permit the FDA or other applicable accrediting or regulatory agency, or its or their representatives or agents, to inspect facilities, including, without limitation, production, shipping, packaging, and quality control facilities, as well as all records, relating to the production, storage, sterilization, or delivery of the Products for the purposes of verifying compliance with applicable regulatory requirements and the Parties' obligations under this Agreement. Distributor shall maintain at its sole cost all (i) government approvals of its facilities, including regulatory authority approvals, if any; (ii) adequate premises, equipment, and experienced and competent personnel; and (iii) adequate records reasonable and customary in the industry for companies of comparable size and activity.

Section 8.7. Regulatory Assistance. Each Party agrees to cooperate, as reasonably requested by the other Party, to assist in obtaining all necessary regulatory approvals to the extent such assistance of the other Party is necessary. The Party requesting assistance shall bear the cost of the complying Party’s cooperation.

Section 8.8. Compliance With Laws. Each Party agrees to conduct its business in accordance with all applicable Laws.

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ARTICLE 9

REPRESENTATIONS OF PARTIES; DISCLAIMER OF WARRANTIES

Section 9.1. Mutual Representations. Each Party hereby represents, covenants, and warrants to the other Party that (i) it is fully authorized to enter into this Agreement; (ii) its entering into and performance under this Agreement does not violate or breach its charter documents, corporate bylaws or operating agreement, as applicable, or any agreement or contract to which it is a party; and (iii) when executed and delivered by it, this Agreement will constitute a legal, valid, and binding obligation of it, enforceable against it in accordance with the provisions of this Agreement.

Section 9.2. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, COMPANY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING, BUT NOT LIMITED, TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

Section 9.3. Limitation of Liability. NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL COMPANY'S LIABILITY FOR DAMAGES UNDER THIS AGREEMENT EXCEED THE TOTAL CASH CONSIDERATION ACTUALLY CONFERRED BY DISTRIBUTOR HEREUNDER.

Section 9.4. Essential Part of Bargain. The Parties acknowledge that the disclaimers and limitations set forth in this Article 9 are an essential element of this Agreement between the Parties and that the Parties would not have entered into this Agreement without such disclaimers and limitations.

Section 9.5. Insurance. Each Party, at each Party’s sole cost and expense, shall obtain liability insurance with respect to its activities contemplated by this Agreement in such amounts as are customary in the industry for companies of comparable size engaged in similar activities. Each Party shall each provide evidence of such insurance to the other Party upon reasonable request and shall each maintain such insurance for so long as each Party continues to conduct such activities, and thereafter for so long as each Party customarily maintains insurance for itself covering similar activities. Additionally, any such policy obtained by Company shall add Distributor as an “additional insured” in the event Company will not incur additional fees or costs to add Distributor as an “additional insured” under such policy.

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Section 9.6. Indemnification.

(a) Company Indemnity. Subject to Section 9.6(c), Company shall defend, indemnify, and hold harmless Distributor and its Affiliates and successors, and its and their respective officers, directors, employees, distributors, representatives, and agents (collectively, “Distributor Indemnitees”) for, from, and against all claims, demands, actions, damages, costs, and expenses, including reasonable attorneys’ fees, brought or incurred by a Third Party to the extent caused by (i) a material breach by Company of any representation, warranty, or covenant made by it pursuant to this Agreement, (ii) any actual or alleged defect in the Product, but only to the extent that such defect is not the result of an act or omission by a Distributor Indemnitee, (iii) any actual or alleged willful misconduct or gross negligence of any Company Indemnitee (as defined below); or (iv) the violation of any applicable Laws, rules, regulations, or standards.

(b) Distributor Indemnity. Subject to Section 9.6(c), Distributor shall defend, indemnify, and hold harmless Company and its Affiliates and successors, and its and their respective officers, directors, employees, and agents (collectively, “Company Indemnitees”) for, from, and against all claims, demands, actions, damages, costs, and expenses, including reasonable attorneys’ fees, brought or incurred by a Third Party to the extent caused by (i) a material breach by Distributor of any representation, warranty, or covenant made by it pursuant to this Agreement, (ii) any actual or alleged defect in any product sold by Distributor that incorporates the Product, but only to the extent that such defect is not the result of an act or omission by a Company Indemnitee; (iii) any actual or alleged willful misconduct or gross negligence of a Distributor Indemnitee, or (iv) the violation of any applicable Laws, rules, regulations, or standards.

(c) Notice of Indemnification Claim. Promptly after receipt by a Distributor Indemnitee or Company Indemnitee of the commencement of any such claim, demand, action, suit, or proceeding (collectively, “Action”) which is the subject of the other Party’s indemnification obligations hereunder, such Indemnitee shall notify the other Party of the commencement of the Action. Any failure to provide such notice shall only relieve the other Party of its indemnification obligations hereunder to the extent it has been materially prejudiced by such failure. The indemnifying Party shall have sole right to select and retain attorneys (reasonably acceptable to the other Party) to assert or negotiate, and sole right to control, the defense and any settlement of the Action, to the extent of such Party’s corresponding indemnification and defense obligations, except that under no circumstances shall the indemnifying Party enter into any settlement that involves an admission of liability, negligence, or other culpability by the Indemnitee, or requires the Indemnitee to contribute to the settlement

ARTICLE 10

MISCELLANEOUS

Section 10.1. Force Majeure. The performance of a Party impacted by a Force Majeure Event, other than the satisfaction of payment obligations that have accrued under this Agreement, is delayed without liability, for the duration of a Force Majeure Event. The Party whose performance is affected by a Force Majeure Event (the “Affected Party”) shall give prompt notice to the other Party stating the details and expected duration of the event. Once notice is given of a Force Majeure Event, the Parties shall keep each other appraised of the situation until the Force Majeure Event terminates or this Agreement is terminated, whichever occurs first. If the performance of the Affected Party does not resume within six (6) months of the occurrence of a Force Majeure Event, the other Party shall have the right to terminate this Agreement without penalty. Each Party has full management discretion in dealing with its own labor issues. Notwithstanding the foregoing, Company shall have no obligation to obtain Product from a Third Party in order to replace any contractual shortfall.

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Section 10.2. Entire Agreement. This Agreement, along with any exhibits and attachments hereto, is the sole and entire Agreement between the Parties relating to the subject matter hereof, and supersedes all prior understandings, agreements, and documentation relating to such subject matter. Any modifications to this Agreement must be in writing and signed by both Parties hereto.

Section 10.3. Binding Effect; Assignment. This Agreement shall be binding upon the Parties hereto and their respective heirs, successors, assigns, agents, and representatives. A Party may not assign, sublicense, or transfer all or any its rights, duties, or obligations hereunder without the prior written approval of the other Party, which approval may be withheld in such other Party’s reasonable business discretion.

Section 10.4. Independent Contractor. In connection with this Agreement, each Party is an independent contractor. This Agreement does not, and shall not be construed to, create an employer-employee, agency, joint venture, or partnership relationship between the Parties. Neither Party shall have any authority to act for or to bind the other Party in any way, to alter any of the terms or conditions of any of the other Party's standard forms of invoices, sales agreements, warranties, or otherwise, or to warrant or to execute agreements on behalf of the other or to represent that it is in any way responsible for the acts, debts, liabilities, or omissions of the other Party.

Section 10.5. Waiver. The waiver by either Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of a subsequent breach of the same provision by any Party or of a breach of any other term or provision of the Agreement, and failure by either Party at any time to require performance by the other Party shall not constitute a waiver of any right to require performance in the future or performance of any other promise nor prejudice either Party as regards to any subsequent action.

Section 10.6. Headings. The headings set forth herein are for convenience of reference only and shall not be considered to limit or amplify the terms and provisions hereof, nor shall they be examined or referred to in construing or interpreting this Agreement.

Section 10.7. Severability. In the event any one or more of the agreements, provisions, or terms contained herein shall be declared invalid, illegal, or unenforceable in any respect, such agreement, provision, or term shall be enforced to the extent permitted by law and the validity of the remaining agreements, provisions, or terms contained herein shall be in no way affected, prejudiced, or disturbed thereby.

Section 10.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona without reference to its conflict of laws provisions.

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Section 10.9. Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (a) upon confirmation of a receipt of a facsimile transmission or email communication; (b) if hand delivered, upon delivery against receipt or upon refusal to accept the notice; or (c) if delivered by a standard overnight courier, one business day after deposit with such courier, postage prepaid, addressed as follows:

If to Distributor:	BD Source and Distribution Corp.
4045 Sheridan Ave., #239
Miami Beach, FL 33140
Attn: Brian May, President

with copies to:

Attn:

If to Company:	Amnio Technology, LLC
22510 North 18th Drive
Phoenix, Arizona 85027
Attn: Dr. Bruce Werber

with copies to:	Weiss Brown, PLLC
6263 N. Scottsdale Road, Suite 340
Scottsdale, Arizona 85250
Attn: Scott K. Weiss

Section 10.10. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, but all such counterparts taken together will constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or .pdf delivered via email will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

Section 10.11. Attorneys’ Fees and Costs. If any action is brought to enforce this Agreement or to collect damages as a result of a breach of any of its provisions, the prevailing Party shall also be entitled to collect its reasonable attorneys’ fees and costs incurred in such action from the non-prevailing Party, which costs can include the reasonable costs of investigation, expert witnesses, and the costs in enforcing or collecting any judgment rendered, all as determined and awarded by the court.

Section 10.12. Further Assurances. Each Party hereto agrees to do such things, take such actions, and to make, execute, and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent, and purpose of this Agreement.

Section 10.13. Amendment or Modification. No amendment, modification, or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by both Parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY:

AMNIO TECHNOLOGY, LLC

By:	/s/ Bruce Werber
Dr. Bruce Werber, DPM, FACFAS, President

DISTRIBUTOR:

BD SOURCE AND DISTRIBUTION CORP

By:	/s/ Brian May
Brian May, President

SIGNATURE PAGE TO DISTRIBUTION AGREEMENT

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